Exhibit 10.23

Greg Gianforte

CEO and Founder

October 7, 2006

Peter Dunning

543 Gramercy Drive

Marietta, GA 30068

Dear Peter,

I am terminating your appointment as President of Field Operations, effective immediately.  Subject to the paragraph below, such termination shall not be a termination of your employment with the Company.  We understand that you are concurrently tendering your resignation as an officer of the Company.

Pursuant to the terms of the attached letter agreement, RightNow hereby offers you continued employment through August 9, 2007, upon which your employment will terminate.

I am very grateful to you for the contribution that you have made to the Company during a period of significant growth.  I thank you also for offering to make yourself available to provide transition assistance and general advice to the Company under the attached letter agreement, and wish you all the very best.

Sincerely,

/s/ GREG GIANFORTE

Greg Gianforte

40 Enterprise Blvd. • PO Box 9300 • Bozeman, MT 59718-9300

ph. 406.522.4200 • Toll Free 877.363.5678 • fx. 406.522.2903

www.rightnow.com